Exhibit 99.1
NEWS

Columbia Laboratories  Raises $750,000 through Sale of Common Stock

Numoda Corporation Purchases Shares

LIVINGSTON, NJ— January 7, 2009—Columbia Laboratories, Inc. (Nasdaq: CBRX) today announced that it has raised $750,000 through the sale of 451,807 shares of its common stock at a price of $1.66 per share to Numoda Corporation, which provides improved trial-performance metrics solutions in enrollment, logistics, monitoring and financial efficiencies for life sciences companies.  Numoda is currently managing olumbia’s ongoing PREGNANT (PROCHIEVE Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% (progesterone gel) to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy.

“We are pleased to receive this support and vote of confidence in our Company,” stated Robert S. Mills, Columbia’s President and Chief Executive Officer.  “We welcome the interest and investment by Numoda in Columbia’s future.”

“This is a strategic investment in one of our valued clients,” stated Jack Houriet, Numoda’s President. “It is exciting to work with Columbia and, through its recently announced collaboration, with the NIH on the PREGNANT Study.”

Mary Schaheen, Numoda’s Chief Executive Officer, said, “If the PREGNANT Study is successful, it could lead to improved care for a large number of women at risk for preterm birth and better outcomes for their babies.  Numoda is excited to participate in the study and in this investment.”

The shares were offered pursuant to an effective registration statement previously filed with the Securities and Exchange Commission, and a prospectus and accompanying prospectus supplement. An electronic copy of the prospectus supplement will be available on the website of the Securities and Exchange Commission (the "SEC") at http://www.sec.gov. Net proceeds are expected to be approximately $740,000 after offering-related fees and expenses.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Columbia Laboratories
Columbia Laboratories, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the women’s healthcare and endocrinology markets that use its novel bioadhesive drug delivery technology. Columbia markets CRINONE® 8% (progesterone gel) and PROCHIEVE® 8% (progesterone gel) in the United States for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency. The Company also markets STRIANT® (testosterone buccal system) for the treatment of hypogonadism in men. The Company’s partners market CRINONE® 8%, STRIANT®, and three other products to additional U.S. and foreign markets. The Company’s research and development programs include the PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy and a vaginal lidocaine product to prevent and treat dysmenorrhea. For more information, please visit www.columbialabs.com.

Columbia Laboratories Raises $750,000 through Sale of Common Stock                                                                                                                                                                                  Page  2 of  2
January 7,  2009

About Numoda Corporation
Numoda Corporation is a leading provider of services to promising life sciences companies, offering business evaluation and budget projections, comprehensive management of clinical trials, patented information management with early transparency, and risk-sharing agreements that include direct investment. Numoda's services strengthen the business case for promising new therapies by ensuring efficient deployment of funds and immediate reporting for early assessment of progress. Engaging and partnering with Numoda reinforces confidence in life sciences companies and their clinical trial results, thereby improving conditions for the acquisition of funding, licensing and partnering money for future success.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements about Columbia Laboratories, Inc.’s expectations, including, without limitation the intended use of proceeds and the future clinical and other development of, and potential applications for, the Company’s product candidates.  Such forward-looking statements involve certain risks and uncertainties; actual results may differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® 8% (progesterone gel), PROCHIEVE® 8% (progesterone gel), and STRIANT® (testosterone buccal system) in the U.S.; the timely and successful development of new products, including vaginal lidocaine to prevent and treat dysmenorrhea, and new indications for current products, including PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix in mid-pregnancy; the timely and successful completion of clinical studies, including the clinical studies of our vaginal lidocaine product candidate and the ongoing Phase III PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% in short cervix patients; success in obtaining acceptance and approval of new products and new indications for current products by the FDA and international regulatory agencies; the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

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Contact:
James A. Meer, Senior Vice President, CFO & Treasurer
Columbia Laboratories, Inc.
(973) 486-8860

Melody A. Carey, Co-President
Rx Communications Group, LLC
(917) 322-2571